Exhibit 10.7

FastenTech, Inc. World Headquarters 8500 Normandale Lake Blvd. Suite 1230 Minneapolis, MN 55437

Ronald B. Kalich	Telephone:	952.921.2090
President and CEO	Corporate Fax:	952.921.2099
	Email:	ron.kalich@fastentech.com

PRIVATE AND CONFIDENTIAL

January 9, 2004

To:     Mike Elia

From: Ron Kalich

Dear Mike:

This letter confirms your opportunity to accept the position of Senior Vice-President and Chief Financial Officer of FastenTech, Inc., reporting directly to me.

Your starting salary will be $225,000.00 per year, and will be reviewed annually. Your annual bonus potential will be 50% of salary, based upon corporate performance. You will be given an opportunity in the near future to purchase 5,756.1 Class A Common Shares (currently approximately a .3% position in the common equity of the Company) and 4,547.3 Class C 12% Junior Preferred Shares of FastenTech, Inc., on the same terms as the original investors. In addition, concurrent with your stock purchase, you will be granted an Option to purchase 5,756.1 Class A Common Shares (currently a .3% position in the common equity of the Company) according to the terms and conditions of the FastenTech, Inc. 2001 Stock Incentive Plan. You will receive reimbursement for an approved club membership and associated monthly dues and fees, as well as reimbursement for a leased vehicle of your choosing (of an approximately $40,000 class), or alternatively, a $1000.00 monthly car allowance. In addition, you will participate in any benefit programs that are made generally available to senior executives of the Company on the same terms and conditions as such other executives.

The position, located at FastenTech World Headquarters in Minneapolis, Minnesota will include a Relocation Package providing reimbursement for all reasonable costs for sale of your existing home, house-hunting trips, transportation of household goods, and purchase of a new residence. Such costs will be grossed-up to be tax neutral.

In the event that your employment is terminated in the future for other than cause or your voluntary resignation, you would receive monthly payments of your salary in effect at that time, plus reimbursement of medical insurance, for a period of twelve (12) months following such event. This Offer is effective through January 15, 2004.

Offered by:	/s/ RONALD B. KALICH
FastenTech, Inc.

Accepted by:
.